FOR IMMEDIATE RELEASE

Smithfield Foods Announces Extension of Tender Premium Period, Early Tender Date Results and Early Acceptance of 2011 Senior Unsecured Notes

SMITHFIELD, Virginia (November 17, 2010)—Smithfield Foods, Inc. (NYSE: SFD) (“Smithfield Foods”) announced today that it has amended the terms of its offer to purchase for cash (the “Tender Offer”) up to an aggregate of $337 million principal amount of its outstanding 7.00% senior unsecured notes due 2011 (the “2011 Notes”).

Under the terms of the Tender Offer, as amended, the Total Consideration of $1,043.93 per $1,000 principal amount of the 2011 Notes, which includes the Early Tender Payment of $30.00 per $1,000 principal amount of the 2011 Notes, will be paid for all 2011 Notes tendered into the Tender Offer at or prior to the Expiration Date (12:00 midnight, New York City time, on December 1, 2010, unless extended) and accepted for purchase by Smithfield Foods pursuant to the terms and conditions of the Tender Offer. Previously, the Total Consideration was available only with respect to those 2011 Notes tendered at or prior to the Early Tender Date, which was 5:00 p.m., New York City time, on November 16, 2010, and accepted for purchase. All other terms and conditions of the Tender Offer remain unchanged. Withdrawal rights under the terms of the Tender Offer expired at 5:00 p.m., New York City time, on November 16, 2010. Accordingly, the 2011 Notes tendered into the Tender Offer may no longer be withdrawn.

Smithfield Foods also announced today that, as of the Early Tender Date, approximately $310.8 million aggregate principal amount of the 2011 Notes, representing approximately 78.46% of the 2011 Notes outstanding, were validly tendered in the Tender Offer and not validly withdrawn.

Pursuant to the terms and conditions of the Tender Offer, Smithfield Foods has accepted for purchase approximately $263.8 million aggregate principal amount of the 2011 Notes tendered at or prior to the Early Tender Date.

Promptly following the Expiration Date of the Tender Offer, Smithfield Foods will accept for purchase a minimum of 85.06% of any 2011 Notes tendered after the Early Tender Date but at or prior to the Expiration Date. Any remaining 2011 Notes tendered but not purchased will be accepted promptly following the Expiration Date, subject to the Tender Cap and certain proration procedures, each as described in the Offer to Purchase.

Smithfield Foods is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended by this press release. Holders of the 2011 Notes are urged to read those documents and this press release carefully. Capitalized terms used in this press release that are not otherwise defined have the meanings ascribed to them in the Offer to Purchase.

Goldman, Sachs & Co. is the Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. by phone at (800) 828-3182 (toll-free) or at (212) 902-5128 (collect) or by writing at 200 West Street, New York, NY 10282-2198, Attention: Liability Management Group. Global Bondholder Services Corporation has been retained as depositary and information agent for the Tender Offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 807-2200 (toll-free) or in writing at 65 Broadway – Suite 404, New York, NY 10006, Attention: Corporate Actions.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. Smithfield Foods is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended by this press release. The Tender Offer is not being made in any jurisdiction where the making of the Tender Offer would be unlawful.

About Smithfield Foods
Smithfield Foods is the world’s largest pork processor and hog producer, with revenues exceeding $11 billion in fiscal 2010. In the United States, the company is also the leader in numerous packaged meats categories. From national brands and regional powerhouses in the United States to some of the best-known European brands, Smithfield Foods products are prized by retail, foodservice, and deli customers alike. For more information, visit www.smithfieldfoods.com.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of the federal securities laws. These statements relate to future events or our future performance. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. Our forward-looking information and statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include, but are not limited to, statements concerning: the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in the Offer to Purchase, under “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended August 1, 2010 and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 2, 2010. We caution you that the foregoing list of important factors and assumptions is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com